Exhibit 10.12
Summary Sheet of Director and Officer Compensation
Director Compensation
     All directors who are not also officers of the Company or the Bank receive an annual director’s fee from the Bank of $21,860. Directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings.
Executive Officer Compensation
     On January 25, 2006, the Bancorp Compensation Committee of the Board of Directors approved executive officer base compensation for 2006 and authorized payment of incentive compensation for 2005 performance. The individuals listed below will begin to receive their new base salary and incentive compensation payment on February 1, 2006:

	2006		2005
	Base		Incentive
Inside Directors and Executive Officer	Salary		Compensation
David A. Bochnowski, Director, Chairman and Chief Executive Officer	$309,672		$90,301
Joel Gorelick, Director, President and Chief Administrative Officer	$180,077		$37,080
Edward J. Furticella, Director and Consultant	$82.50	(1)	$20,550
Jon E. DeGuilio, Executive Vice President, General Counsel and Secretary	$137,224		$15,425
Robert T. Lowry, Senior Vice President and Chief Financial Officer	$118,584		$14,570

(1)	Mr. Furticella is a part-time employee with the Bancorp and earns an hourly rate of pay.
     The Bancorp Compensation Committee has established an incentive compensation system designed to offer positive salary rewards for peak performance to all employees. The incentive compensation is geared towards rewarding performance that results in increased profitability of the Bancorp. In addition, incentive compensation is awarded for consistent performance tied to corporate goals rather than short-swing profits. The incentive compensation is discretionary and approved by the Board on an annual basis, as strategic goals are achieved.
     The incentive compensation is paid from a pool of funds created each year based on the Bancorp’s return on equity, return on assets, and increase in earnings per basic share. Each of the three measures is tied to a factor, which is then multiplied by the Bancorp’s annual net income after incentive compensation expense to determine the incentive compensation pool. The Board also has the discretion to increase the size of the incentive compensation pool to reward outstanding performance consistent with long and short-range goals. No Board discretionary funds were included in the 2005 incentive compensation pool. The incentive compensation pool is generally allocated to the Bancorp’s employees in the following manner: 30% to the Chief Executive Officer, 52% to the President and Vice Presidents and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation pool to the other compensation pools.

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     The allocated incentive compensation pools can be utilized to supplement the cash remuneration of the Bancorp’s management according to the following guidelines: Vice Presidents up to 10% of salary; Senior Vice Presidents up to 20% of salary; President and Executive Vice President up to 35% of salary; and Chief Executive Officer up to 50% of salary. The incentive compensation for Vice Presidents, Senior Vice Presidents, Executive Vice President and President is awarded based on a performance review by the Chief Executive Officer, which is reviewed and approved by the Bancorp’s Compensation Committee and Board. The performance review incorporates the following criteria: strategic plan implementation and goal achievement; leadership based on communication, responsiveness, efficiencies, focus and innovation; professional growth; and community involvement. The Compensation Committee conducts the Chief Executive Officer’s performance review and determines his incentive compensation.
     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions to the Company’s executive officers and employees for the year ended December 31, 2005, were based on 8% of the participants’ total compensation excluding incentives.
     The Bancorp maintains an Unqualified Deferred Compensation Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415.
     Pursuant to a stock option plan, the Company has reserved shares of the Bancorp’s common stock for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank.

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